EXHIBIT 10.8

                        SUPPLEMENTAL RETIREMENT AGREEMENT


THIS SUPPLEMENTAL RETIREMENT AGREEMENT dated as of the27th day of December, 1995 (but effective as of the Effective Date) by and between ASHLAND FEDERAL SAVINGS AND LOAN ASSOCIATION OF ASHLAND KENTUCKY, its successors and assigns (the "Association") and DAVID B. BARBOUR (the "Executive").

                                   WITNESSETH:

WHEREAS, the Executive has heretofore performed his duties in an exemplary and efficient manner;

WHEREAS, the Association wishes to provide the Executive with supplemental retirement benefits consistent with his executive duties on behalf of the Association and its subsidiaries, as well as comparable to the type of non-qualified retirement benefits provided by other employers to similarly situated executives with comparable responsibilities, duties and functions; and

WHEREAS, the Association believes that the supplemental retirement benefits to be provided to the Executive pursuant to this Agreement will induce continued service by the Executive with the Association, which continued service is deemed essential for the future growth and success of the Association and its subsidiaries:

NOW, THEREFORE, in consideration of the premises and intending to be legally bound hereby, the Association and the Executive hereby agree as follows:

                                 1.Definitions.

In this Agreement, the following words and phrases shall have the following meanings:

  (a)Accrued Benefit Percentage shall mean 10.0% plus 1.0% for each calendar quarter of employment after the Effective Date, calculated through the last day of the calendar quarter in which the Executive (i) experiences a Separation from Service or (ii) attains Normal Retirement Age, whichever shall first occur; provided, however, that in no event shall the Accrued Benefit Percentage exceed 24%. There shall be no duplication of the Accrued Benefit Percentage for service with more than one employer.

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  (b)Administrator shall mean the person or committee appointed by the Board of
     Directors of the Association to administer this Agreement.

  (c)Average Compensation shall mean the amount determined as of the Benefit Commencement Date by dividing by 36 the total monetary compensation earned by the Executive from the Association and its affiliates and subsidiaries (or any successors thereto by merger or purchase) during the three annual periods in the ten year period prior to his separation from service that results in the largest total, including but not limited to salary, bonuses and incentive compensation (but excluding specifically stock-based compensation, such as restricted stock, stock options and stock appreciation rights). An annual period shall consist of any 12 month consecutive period.

  (d)Benefit Commencement Date shall mean the last day of the calendar month following the earliest of (i) Normal Retirement Age or (ii) the month in which his death occurs if he dies while employed by the Association.

  (e)Cause shall mean a Separation from Service that arises from the Executive's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order.

  (f)Effective Date shall mean September 30, 1995.

  (g)Monthly Benefit shall mean the Average Compensation multiplied by the Accrued Benefit Percentage.

  (h)Normal Retirement Age shall mean the date the Executive attains age 65.

  (i)Separation from Service shall mean the date of cessation of the employment relationship between the Executive and the Association and its affiliates and subsidiaries (including any successor in interest, if applicable).

  (j)Spouse shall mean the person to whom the Executive is married immediately prior to his death.

                             2.Payment of Benefits.

  (a)During the Life of the Executive. If the Executive is living on the Benefit Commencement Date, the Association shall pay the Monthly Benefit to him on each of the Benefit Commencement Date and on the last day of each calendar month thereafter during his lifetime.


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  (b)Following the Death of the Executive. (i)If the Executive is not living on the Benefit Commencement Date but the Spouse is then living, the Association shall pay 50% of the Monthly Benefit to the Spouse on each of the Benefit Commencement Date and the last day of each calendar month thereafter during the lifetime of the Spouse; or (ii)If the Executive dies after the Benefit Commencement Date and is survived by the Spouse, the Association shall pay 50% of the Monthly Benefit to the Spouse on each of the last day of the calendar month next following the death of the Executive and the last day of each calendar month thereafter during the lifetime of the Spouse; and (iii)After the death of both the Executive and the Spouse, no amounts will be payable under this Agreement other than previously due amounts which were not paid and any amount payable for the calendar month in which death occurred.

                                3.Miscellaneous.

  (a)Withholding. To the extent amounts payable under this Agreement are determined by the Administrator, in good faith, to be subject to federal, state or local income tax, the Association may withhold from each such payment an amount necessary to meet the employer's obligation to withhold amounts under the applicable federal, state or local law.

  (b)General Assets and Funding. The amounts payable under this Agreement are payable from the general assets of the Association and no special fund or arrangement is intended to be established hereby nor shall the Association be required to earmark, place in trust or otherwise segregate assets with respect to this Agreement or any benefits hereunder. The Administrator reserves the right to determine how the Association will fund its obligation undertaken by this Agreement. Should the Administrator elect to fund this Agreement, in whole or in part, through the medium of life insurance or annuities, or both, the Association shall be the owner and beneficiary of each such policy. The Association reserves the absolute right, in its sole discretion, to terminate such life insurance or annuities, as well as any other funding program, at any time, in whole or in part. Such termination shall in no way affect the Association's obligation to pay the Executive and Spouse as provided in this Agreement. At no time shall the Executive or Spouse be deemed to have any right, title, or interest in or to any specific asset or assets of the Association, including but not by way of restriction, any insurance or annuity contract and contracts or the proceeds therefrom.

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  (c)Governing Law. This Agreement shall be construed under the laws of the
     State of Kentucky, without regard to its principles of conflict of laws.

  (d)Future Employment. This Agreement shall not be construed as providing the Executive the right to be continued in the employ of the Association or its affiliates or subsidiaries.

  (e)No Pledge or Attachment. No benefit which is or may become payable under this Agreement shall be subject to any anticipation, alienation, sale, transfer, pledge, encumbrance or hypothecation or subject to any attachment, levy or similar process and any attempt to effect any such action shall be null and void.

  (f)Amendment of Agreement. This Agreement may be amended, in whole or in part, only upon the mutual written agreement of the Association and the Executive.

  (g)Binding Effect. This Agreement and the obligations of the Association herein shall be binding upon the successors and assigns of the Association. The Spouse shall be deemed a beneficiary of this Agreement.

  (h)Participation in Plans. Nothing contained in this Agreement shall be construed to alter, abridge, or in any manner affect the rights and privileges of the Executive to participate in and be covered by any pension, profit sharing, group insurance, bonus, incentive, or other employee plans which the Association or its affiliates or subsidiaries may now or hereafter have. The parties have caused this Agreement to be executed and delivered as of the date first above written.

                        ASHLAND FEDERAL SAVINGS AND LOAN
                        ASSOCIATION OF ASHLAND, KENTUCKY




                                       By:
                                    EXECUTIVE


                                David B. Barbour


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